Exhibit (a)(5)

AB MUNICIPAL INCOME FUND II

CERTIFICATE OF AMENDMENT

The undersigned, being at least a majority of the duly elected and qualified Trustees of AB Municipal Income Fund II, a business trust organized under the laws of The Commonwealth of Massachusetts pursuant to an Agreement and Declaration of Trust dated April 2, 1993, as amended, do hereby:

FIRST: Amend Section 1.4 of the Agreement and Declaration of Trust by adding thereto the following definition:

“Class T Shares” shall mean, with respect to shares of any Portfolio established and designated by the Declaration, that class of Shares which may be subject to a sales charge or “load” upon purchase thereof and the proceeds of the redemption of which are not subject to a contingent deferred sales charge payable on such redemption.

SECOND: Amend the first sentence of the first paragraph of Section 6.2 to read as follows:

Section 6.2. Establishment and Designation of Certain Portfolios; General Provisions for All Portfolios. Without limiting the authority of the Trustees set forth in Section 6.1(a) hereof to establish and designate additional Portfolios, there is hereby established and designated the AB Arizona Portfolio, the AB Massachusetts Portfolio, the AB Michigan Portfolio, the AB Minnesota Portfolio, the AB New Jersey Portfolio, the AB Ohio Portfolio, the AB Pennsylvania Portfolio, and the AB Virginia Portfolio (collectively, the “Initial Portfolios”, and each singly, an “Initial Portfolio”), the Shares of which shall be divided into five separate Classes, designated Class A, Class B, Class C, Class T and Advisor Class, which shall represent interests only in the Initial Portfolio.

THIRD: Amend Section 6.2(k) to read as follows:

(k) Conversion Rights; Conversion of Class B Shares and Class C Shares of the Portfolios.

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(i) Subject to compliance with the requirements of the 1940 Act, the Trustees shall have the authority to provide (A) that holders of Shares of any Portfolio shall have the right to convert said Shares into Shares of any other investment company registered as such under the 1940 Act and designated for that purpose (an "Eligible Investment Company") in the Trust's prospectus for the Shares being converted, (B) that holders of any Class of Shares of a Portfolio shall have the right to convert such Shares into Shares of one or more other Classes of such Portfolio, and (C) that Shares of any Class of a Portfolio shall be automatically converted into Shares of another Class of such Portfolio, in each case in accordance with such requirements and procedures as the Trustees may establish.

(ii) Without limitation of the foregoing, each Class B Share and Class C Share, respectively, of any Portfolio, other than Shares purchased through the automatic reinvestment of dividends or distributions with respect to the Class B Shares or Class C Shares of such Portfolio, shall be converted automatically, and without any action or choice on the part of the holder thereof, into Class A Shares of such Portfolio on the Conversion Date thereof, established as provided in the next succeeding sentence. The term "Conversion Date", as to any Class B Share, shall mean either (i) the date that is the first Trust business day in the month following the month which includes the sixth anniversary of the Original Purchase Date thereof, determined as provided in the next succeeding sentence, or (ii) any such other date as may be determined by the Trustees and set forth in the Trust's prospectus with respect to the Class B Shares, as the same may be amended from time to time; provided, that any such other date determined by the Trustees is one that will occur prior to both (A) the date determined as provided in clause (i) of this sentence and (B) any other date theretofore determined by the Trustees pursuant to this clause (ii). The "Original Purchase Date" of a Class B Share shall be the date on which such Share was first subscribed and paid for by such holder; provided, that if such Share was obtained by the holder through an exchange of Shares of another Eligible Investment Company, the Original Purchase Date shall be the Original Purchase Date of the Class B Shares of such other Eligible Investment Company, or if the Shares of such other Eligible Investment Company were held as the result of a series of exchanges, the Original Purchase Date of the Class B Shares of the Eligible Investment Company to which the holder originally subscribed. The term "Conversion Date", as to any Class C Share, shall mean either (i) the date that is the first Trust business day in the month following the month which includes the tenth anniversary of the Original Purchase Date thereof, determined as provided in the next succeeding sentence, or (ii) any such other date as may be determined by the Trustees and set forth in the Trust's prospectus with respect to the Class C Shares, as the same may be amended from time to time; provided, that any such other date determined by the Trustees is one that will occur prior to both (A) the date determined as provided in clause

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(i) of this sentence and (B) any other date theretofore determined by the Trustees pursuant to this clause (ii). The "Original Purchase Date" of a Class C Share shall be the date on which such Share was first subscribed and paid for by such holder; provided, that if such Share was obtained by the holder through an exchange of Shares of another Eligible Investment Company, the Original Purchase Date shall be the Original Purchase Date of the Class C Shares of such other Eligible Investment Company, or if the Shares of such other Eligible Investment Company were held as the result of a series of exchanges, the Original Purchase Date of the Class C Shares of the Eligible Investment Company to which the holder originally subscribed. Class B and Class C Shares of a Portfolio purchased through the automatic reinvestment of a dividend or a distribution with respect to the Class B and Class C Shares of such Portfolio shall be segregated in a separate sub-account on the share records of the Trust for each of the Shareholders of record thereof, resepectively. On any Conversion Date, a number of the Shares held in the sub-account of the Shareholder of record of the Share or Shares being converted, calculated in accordance with the next following sentence, shall be converted automatically, and without any action or choice on the part of the Shareholder, into Class A Shares of such Portfolio. The number of shares in the Shareholder's sub-account so converted shall bear the same relation to the total number of Shares maintained in the sub-account on the Conversion Date (immediately prior to conversion) as the number of Shares of the Shareholder converted on the Conversion Date pursuant to paragraph (i) of this subsection (k) bears to the total number of Class B Shares or Class C Shares of such Portfolio held by the Shareholder on the Conversion Date (immediately prior to conversion) not purchased through the automatic reinvestment of dividends or distributions with respect to the Class B Shares or Class C Shares of such Portfolio, respectively.

(iii) The number of Class A Shares of any Portfolio into which a Class B Share or Class C Share of such Portfolio is converted pursuant to paragraph (ii) of this subsection (k) shall be the quotient (including for this purpose fractions of a Share) obtained by dividing the net asset value per Share of the Class B Shares or Class C Shares, as applicable, by the net asset value per Share of the Class A Shares, each determined as of the close of business on the Conversion Date of such Class B Shares or Class C Shares, as applicable.

(iv) Class B Shares or Class C Shares of any Portfolio converted into Class A Shares of such Portfolio will cease to accrue dividends at the close of business on the Conversion Date thereof, and will thenceforth no longer be deemed outstanding, and the rights of the holders thereof (except (A) the right to receive the number of Class A Shares into which such Class B Shares or Class C Shares have been converted and (B) dividends declared on such Class B Shares or Class C Shares but not paid prior to

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the close of business on such Conversion Date), and (C) the right to vote or to give any consent in respect of Class B Shares or Class C Shares so converted that were held as of any record date occurring before the Conversion Date and theretofore set with respect to any meeting held or any written consent for which the final date is set after the Conversion Date) will cease, and such holder shall instead have all rights of a holder of Class A Shares in respect of the Class A Shares issuable upon such conversion, effective from and after the close of business on such Conversion Date. Certificates representing Class A Shares resulting from the conversion need not be issued until certificates representing Class B Shares or Class C Shares (as applicable) converted, if issued, have been received by the Trust or its agent, duly endorsed for transfer.

(v) The Trust will appropriately reflect the conversion of Class B Shares and Class C Shares, as applicable, of any Portfolio into Class A Shares of such Portfolio on the first periodic statements of account sent to Shareholders of record affected which provide account information with respect to a reporting period which includes the Conversion Date.

(vi) Without limiting the generality of the foregoing, except as otherwise expressly provided by the Trustees pursuant to paragraph (i) of this subsection (k), none of the Class A Shares, Class T Shares or Advisor Class Shares of any Portfolio shall be convertible into shares of any other Class or Series.

FOURTH: Amend Section 6.2(l) to read as follows:

(l) Suspension of Automatic Conversion of Class B Shares and Class C Shares. Notwithstanding the provisions of subsection (k) of this Section 6.2, the automatic conversion of Class B Shares or Class C Shares into Class A Shares shall be subject to suspension, as follows:

(i) Such conversion shall be suspended at any time that the Trustees determine (i) that there is not available a reasonably satisfactory opinion of counsel to the effect that, under the Internal Revenue Code (x) the assessment of the higher distribution services fee and transfer agency costs with respect to the Class B Shares and Class C Shares, as applicable, does not result in the Trust's dividends or distributions constituting a "preferential dividend", and (y) the conversion of the Class B Shares and Class C Shares, as applicable, does not constitute a taxable event, or (ii) any other condition to conversion set forth in the Trust's prospectus for the Class B Shares and Class C Shares, as applicable, as such prospectus may be amended from time to time, is not satisfied; and

(ii) Such conversion may be suspended at any time that the Trustees determine such suspension to be appropriate in order to comply with, or

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satisfy the requirements of, the 1940 Act, relating to voting by the holders of the Class B Shares and Class C Shares, as applicable, on any plan with respect to the Class A Shares proposed pursuant to Rule 12b-1 under the 1940 Act, and in connection with, or in lieu of, any such suspension, the Trustees may provide holders of Class B Shares and Class C Shares with alternative conversion or exchange rights into other Classes or Series of Shares of the Trust in a manner consistent with the provision of the 1940 Act giving rise to the possible suspension of such conversion right.

This instrument shall become effective upon its execution. This instrument may be executed in several counterparts, each of which shall be deemed an original, but all taken together shall constitute one instrument.

IN WITNESS WHEREOF, the undersigned have signed this amendment as of the date set forth below.

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/s/ John H. Dobkin	Date: 1/31/2017
John H. Dobkin

/s/ Michael J. Downey	Date: 1/31/2017
Michael J. Downey

/s/ William H. Foulk, Jr.	Date: 1/31/2017
William H. Foulk, Jr.

/s/ D. James Guzy	Date: 1/31/2017
D. James Guzy

/s/ Nancy P. Jacklin	Date: 2/1/2017
Nancy P. Jacklin

/s/ Robert M. Keith	Date: 1/31/2017
Robert M. Keith

/s/ Garry L. Moody	Date: 1/31/2017
Garry L. Moody

/s/ Carol C. McMullen	Date: 1/31/2017
Carol C. McMullen

/s/ Marshall C. Turner, Jr.	Date: 1/31/2017
Marshall C. Turner, Jr.

/s/ Earl D. Weiner	Date: 1/31/2017
Earl D. Weiner

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